UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2017

EL PASO ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (915) 543-5711

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2017, El Paso Electric Company (the “Company”) entered into an Extension and Increase Confirmation, dated as of January 9, 2017 (the “Confirmation”), by and among the Company, The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely in its capacity as successor trustee of the Rio Grande Resources Trust II (the “Trustee” and together with the Company, collectively, the “Borrowers”), each of the Persons designated on the signature pages thereto as an “Extending Lender” (collectively, the “Extending Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as Issuing Bank, whereby the aggregate Total Commitment under the Borrowers’ revolving credit facility increased from $300.0 million to $350.0 million and the Initial Maturity Date was extended for an additional one-year period to January 14, 2020, in each case, in accordance with the relevant provisions of that certain Second Amended and Restated Credit Agreement, dated as of January 14, 2014 (the “Credit Agreement”) by and among the Company, the Trustee, the Administrative Agent, and various lending banks party thereto.  Unless otherwise defined in this Current Report on Form 8-K, capitalized terms used in this Current Report on Form 8-K shall have the meanings specified in the Credit Agreement.

The description set forth above is qualified in its entirety by reference to the Confirmation, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Extension and Increase Confirmation, dated as of January 9, 2017, by and among the Company, the Trustee, the Extending Lenders and the Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY

Date: January 9, 2017	By:	/s/ Nathan T. Hirschi
Nathan T. Hirschi
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Extension and Increase Confirmation, dated as of January 9, 2017, by and among the Company, the Trustee, the Extending Lenders and the Administrative Agent